Exhibit 99.1

Moody's Corporation Reports Results for Fourth Quarter and Full Year 2015; Sets Outlook for Full Year 2016

  4Q15 revenue of $865.9 million down 1% from 4Q14; up 2% on a constant currency basis
  4Q15 EPS of $1.09 down 3% from 4Q14
  FY 2015 revenue of $3.5 billion up 5% from FY 2014; up 9% on a constant currency basis
  FY 2015 GAAP EPS of $4.63 versus $4.61 in FY 2014; FY 2015 non-GAAP EPS of $4.60 up 9% from FY 2014
  Projected FY 2016 EPS of $4.75 to $4.85

NEW YORK--(BUSINESS WIRE)--February 5, 2016--Moody’s Corporation (NYSE:MCO) today announced results for the fourth quarter and full year 2015, as well as set its outlook for full year 2016.

“Despite difficult market conditions in 2015, Moody’s achieved revenue and EPS growth for the sixth consecutive year,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “Although we expect continued market volatility, we are projecting mid-single-digit percent revenue growth in 2016 as well as EPS of $4.75 to $4.85.”

FOURTH QUARTER AND FULL YEAR 2015 HIGHLIGHTS

Moody’s Corporation reported revenue of $865.9 million for the three months ended December 31, 2015, down 1% from $877.5 million for same period of 2014, but up 2% on a constant currency basis.

Operating expense totaled $532.8 million, flat to the prior year period, and operating income was $333.1 million, down 3% from $344.7 million. Adjusted operating income (operating income before depreciation and amortization) was $361.8 million, also down 3% from the prior year period. The operating margin for the fourth quarter of 2015 was 38.5% and the adjusted operating margin was 41.8%.

EPS of $1.09 was down 3% from the fourth quarter of 2014.

For full year 2015, Moody’s Corporation reported revenue of $3.5 billion, up 5% from $3.3 billion in 2014, or up 9% on a constant currency basis.

Operating expense was $2.0 billion, up 6% and operating income was $1.5 billion, up 2%. Adjusted operating income was $1.6 billion, up 3%. The operating margin for full year 2015 was 42.3% and the adjusted operating margin was 45.5%.

Full year 2015 GAAP EPS of $4.63 was up from $4.61 in 2014. Non-GAAP EPS of $4.60 was up 9% from $4.21 in 2014. In both years, non-GAAP EPS excluded a $0.03 benefit from legacy tax matters. Full year 2014 non-GAAP EPS also excluded a $0.37 gain resulting from Moody’s acquisition of a controlling interest in ICRA Ltd. in the second quarter of 2014.

MCO FOURTH QUARTER 2015 REVENUE DOWN 1%

Moody’s Corporation reported global revenue of $865.9 million for the fourth quarter of 2015, down 1% from the fourth quarter of 2014, but up 2% on a constant currency basis.

US revenue was $481.2 million, up 1% from the prior year period. Non-US revenue was $384.7 million, down 4% from $398.8 million, but up 4% on a constant currency basis. Revenue generated outside the US constituted 44% of total revenue, versus 45% in the year-ago period.

MIS Fourth Quarter Revenue Down 4%

Global revenue for Moody’s Investors Service (MIS) for the fourth quarter of 2015 was $544.6 million, down 4% from the prior year period, but flat on a constant currency basis. US revenue was $338.3 million, down 2%. Non-US revenue was $206.3 million, down 7% but up 2% on a constant currency basis.

Global corporate finance revenue was $246.1 million, down 7% from the prior year period, or down 4% on a constant currency basis. This result reflected lower levels of non-US investment grade and global speculative grade bond issuance, partially offset by improved levels of US and European bank loan issuance. US corporate finance revenue increased 1%, while non-US revenue decreased 20%.

Global structured finance revenue totaled $114.1 million, down 4% from the prior year period, but flat on a constant currency basis. Increased activity across most areas of structured finance partially offset lower collateralized loan obligation (CLO) issuance. US structured finance revenue was down 3% and non-US revenue was down 5%.

Global financial institutions revenue was $91.9 million, up 8% from the prior year period, or up 13% on a constant currency basis. This result was driven primarily by the US insurance and European banking sectors. US financial institutions revenue was up 7% and non-US revenue was up 8%.

Global public, project and infrastructure finance revenue was $85.2 million, down 5% versus the prior year period, or down 2% on a constant currency basis, primarily as a result of decreased US public finance activity. US public, project and infrastructure finance revenue was down 10%, while non-US revenue was up 4%.

MA Fourth Quarter Revenue Up 3%

Global revenue for Moody’s Analytics (MA) for the fourth quarter of 2015 was $321.3 million, up 3% from the fourth quarter of 2014, or up 6% on a constant currency basis. MA’s US revenue was $142.9 million, up 6%. Non-US revenue was $178.4 million, up 1% or up 6% on a constant currency basis.

Global revenue from research, data and analytics (RD&A) was $161.4 million, up 8% from the prior year period, or up 11% on a constant currency basis. Growth was mainly due to strong new sales and product upgrades, coupled with record customer retention. US RD&A revenue was up 10%, while non-US revenue was up 5%.

Global enterprise risk solutions (ERS) generated record revenue of $121.5 million, up 1% from the prior year period, or up 4% on a constant currency basis. Growth was driven by strength in the credit assessment and originations and stress testing businesses. US and non-US ERS revenue were each up 1%.

Global revenue from professional services of $38.4 million was down 10% from the prior year period, or down 6% on a constant currency basis. This result was primarily due to lower net new business at Copal Amba as well as the unfavorable impact of foreign exchange on the credentials and licensing business. US professional services revenue was down 7%, while non-US revenue was down 11%.

FOURTH QUARTER 2015 OPERATING EXPENSE FLAT

Fourth quarter 2015 operating expense for Moody’s Corporation was $532.8 million, flat to the prior year period. Foreign currency translation favorably impacted operating expense by 3%.

Operating income was $333.1 million, down 3% from the fourth quarter of 2014, but up 1% on a constant currency basis. Adjusted operating income of $361.8 million was also down 3% from the prior year period. Moody’s operating margin was 38.5%, down from 39.3%, and its adjusted operating margin was 41.8%, down from 42.4%.

Moody’s effective tax rate was 29.4% for the fourth quarter of 2015, compared with 28.1% for the prior year period. This increase was primarily due to a reduced percentage of income in the quarter from lower tax rate jurisdictions, partially offset by the favorable resolution of tax audits.

MCO FULL YEAR 2015 REVENUE UP 5%

For Moody’s Corporation overall, global revenue was $3.5 billion for full year 2015, up 5% from 2014, or up 9% on a constant currency basis. US revenue was $2.0 billion, up 11%. Non-US revenue amounted to $1.5 billion, down 3% but up 7% on a constant currency basis.

MIS Full Year Revenue Up 3%

Revenue at MIS totaled $2.3 billion for full year 2015, up 3% from the prior year period, or up 8% on a constant currency basis. US revenue was $1.5 billion, up 10%. Non-US revenue was $859.9 million, down 7% but up 4% on a constant currency basis. Non-US revenue represented 37% of MIS revenue, down from 41% in 2014.

MA Full Year Revenue Up 8%

MA revenue totaled $1.2 billion for full year 2015, up 8% from full year 2014, or up 12% on a constant currency basis. US revenue of $534.7 million increased 13%. Non-US revenue was $615.6 million, up 3% or up 11% on a constant currency basis. Non-US revenue constituted 54% of MA revenue, down from 56% in 2014.

FULL YEAR 2015 OPERATING EXPENSE UP 6%; NON-GAAP EPS UP 9%

Full year 2015 operating expense for Moody’s Corporation was $2.0 billion, up 6% from the prior year. Foreign currency translation favorably impacted operating expense by 4%.

Operating income was $1.5 billion, up 2% from 2014, or up 8% on a constant currency basis. Adjusted operating income of $1.6 billion increased 3% from the prior year. Moody’s operating margin was 42.3%, down from 43.2%, and its adjusted operating margin was 45.5%, down from 46.0%.

The effective tax rate for full year 2015 was 31.2% versus 31.1% in 2014.

Full year 2015 GAAP EPS of $4.63 was up from $4.61 in 2014. Non-GAAP EPS of $4.60 was up 9% from $4.21 in 2014. In both years, non-GAAP EPS excluded a $0.03 benefit from legacy tax matters. Full year 2014 non-GAAP EPS also excluded a $0.37 gain resulting from Moody’s acquisition of a controlling interest in ICRA Ltd. in the second quarter of 2014.

2015 CAPITAL ALLOCATION AND LIQUIDITY

Quarterly Dividend Up 9%

On December 15, 2015, Moody’s increased its quarterly dividend by 9% from $0.34 to $0.37 per share of common stock. During 2015, Moody’s returned $272.1 million to its shareholders via dividend payments.

2.0 Million Shares Repurchased in the Fourth Quarter

During the fourth quarter of 2015, Moody’s repurchased 2.0 million shares at a total cost of $192.6 million, or an average cost of $100.09 per share, and issued 0.3 million shares as part of its employee stock-based compensation plans.

For full year 2015, Moody’s repurchased 10.9 million shares at a total cost of $1.1 billion, or an average cost of $101.14 per share, and issued 3.2 million shares as part of its employee stock-based compensation plans. Outstanding shares as of December 31, 2015, totaled 196.1 million, down 4% from the prior year.

In the fourth quarter of 2015, the Board of Directors authorized a $1 billion share repurchase program which will commence following completion of the existing program. Including this incremental program, Moody’s had $1.5 billion of share repurchase authority remaining as of December 31, 2015.

Full Year 2015 Free Cash Flow Up 13%

On November 13, 2015, Moody’s issued $300 million of 5.25% senior unsecured notes due 2044. At year-end, Moody’s had $3.4 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $2.2 billion, up $554.6 million from December 31, 2014. Free cash flow for full year 2015 was $1.1 billion, up 13% from full year 2014, primarily due to changes in working capital.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2016

Moody’s outlook for 2016 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to some degree of uncertainty, and results for the year could differ materially from our current outlook. Moody’s guidance assumes foreign currency translation for the British pound (£) of $1.42 to £1 and for the euro (€) of $1.09 to €1. For all other currencies, Moody’s assumes end-of-2015 exchange rates.

MCO Full Year 2016 Outlook

Moody’s expects full year 2016 revenue and operating expense to each grow in the mid-single-digit percent range. Moody’s projects an operating margin of approximately 42% and an adjusted operating margin of approximately 45%. The effective tax rate is expected to be 32% to 32.5%.

The Company expects 2016 EPS of $4.75 to $4.85.

Free cash flow is expected to be approximately $1.1 billion. Moody’s expects share repurchases to be approximately $1 billion, subject to available cash, market conditions and other capital allocation decisions. Capital expenditures are expected to be $125 million to $135 million. These investments are expected to continue over the next several years. Depreciation and amortization expense is expected to be approximately $130 million.

MIS Full Year 2016 Outlook

For MIS, Moody’s expects 2016 revenue to grow in the mid-single-digit percent range. Both US and non-US MIS revenue are also expected to increase in the mid-single-digit percent range.

Corporate finance revenue is expected to be flat. Structured finance revenue and public, project and infrastructure finance revenue are each expected to grow in the high-single-digit percent range. Financial institutions revenue is expected to grow in the mid-single-digit percent range.

MA Full Year 2016 Outlook

For MA, 2016 revenue is expected to increase in the mid-single-digit percent range. US revenue is expected to grow in the high-single-digit percent range and non-US revenue is expected to be flat.

Research, data and analytics revenue is projected to grow in the mid-single-digit percent range.

Enterprise risk solutions revenue is expected to grow in the low-single-digit percent range, following earlier than anticipated recognition of revenue in the fourth quarter of 2015.

Professional services revenue is expected to decline in the low-single-digit percent range. Lower net new business at Copal Amba in 2015 as well as ongoing foreign exchange headwinds in the credentials and licensing business are expected to continue to impact revenue in 2016.

CONFERENCE CALL

Moody’s will hold a conference call to discuss fourth quarter and full year 2015 results as well as its 2016 outlook on February 5, 2016, at 11:30 a.m. EST. Individuals within the US and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. EST. The passcode for the call is “Moody’s Corporation.”

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, http://ir.moodys.com under “Events and Presentations.” The webcast will be available until 3:30 p.m. Eastern Time on March 5, 2016.

A replay of the teleconference will be available from 3:30 p.m. EST, February 5, 2016 until 3:30 p.m. Eastern Time, March 5, 2016. The replay can be accessed from within the US and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 6337202.

ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.5 billion in 2015, employs approximately 10,400 people worldwide and maintains a presence in 36 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2016 and other forward-looking statements in this release are made as of February 5, 2016, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the level of merger and acquisition activity in the US and abroad; the uncertain effectiveness and possible collateral consequences of US and foreign government initiatives to respond to the current world-wide credit market disruptions and economic slowdown; concerns in the marketplace affecting Moody’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new US, state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to Moody’s rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquiries to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of Moody’s operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those Legacy Tax Matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and US laws and regulations that are applicable in the jurisdictions in which the Company operates, including sanctions laws, anti-corruption laws and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2014 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2015	2014	2015	2014
Amounts in millions, except per share amounts

Revenue	$865.9	$877.5	$3,484.5	$3,334.3

Expenses:
Operating	251.9	255.5	976.3	930.3
Selling, general and administrative	252.2	250.3	921.3	869.3
Depreciation and amortization	28.7	27.0	113.5	95.6
Total expenses	532.8	532.8	2,011.1	1,895.2

Operating income	333.1	344.7	1,473.4	1,439.1
Non-operating (expense) income, net
Interest (expense) income, net	(28.1)	(29.3)	(115.1)	(116.8)
Other non-operating (expense) income, net	7.3	20.4	21.3	35.9
ICRA Gain	-	-	-	102.8
Total non-operating (expense) income, net	(20.8)	(8.9)	(93.8)	21.9
Income before provision for income taxes	312.3	335.8	1,379.6	1,461.0
Provision for income taxes	91.9	94.4	430.0	455.0
Net income	220.4	241.4	949.6	1,006.0
Less: net income attributable to noncontrolling interests	2.5	5.1	8.3	17.3
Net income attributable to Moody's Corporation	$217.9	$236.3	$941.3	$988.7

Earnings per share attributable to Moody's common shareholders
Basic	$1.11	$1.14	$4.70	$4.69
Diluted	$1.09	$1.12	$4.63	$4.61

Weighted average number of shares outstanding
Basic	197.0	206.5	200.1	210.7
Diluted	200.2	210.5	203.4	214.7

Table 2- Supplemental Revenue Information (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,

Amounts in millions	2015	2014	2015	2014

Moody's Investors Service
Corporate Finance	$246.1	$263.3	$1,112.7	$1,109.3
Structured Finance	114.1	118.5	449.1	426.5
Financial Institutions	91.9	85.3	365.6	354.7
Public, Project and Infrastructure Finance	85.2	90.1	376.4	357.3
MIS Other	7.3	7.9	30.4	18.0
Intersegment royalty	24.0	21.9	93.5	87.6
Sub-total MIS	568.6	587.0	2,427.7	2,353.4
Eliminations	(24.0)	(21.9)	(93.5)	(87.6)
Total MIS revenue	544.6	565.1	2,334.2	2,265.8

Moody's Analytics
Research, Data and Analytics	161.4	149.5	626.4	571.8
Enterprise Risk Solutions	121.5	120.4	374.0	328.5
Professional Services	38.4	42.5	149.9	168.2
Intersegment revenue	3.4	3.2	13.1	13.3
Sub-total MA	324.7	315.6	1,163.4	1,081.8
Eliminations	(3.4)	(3.2)	(13.1)	(13.3)
Total MA revenue	321.3	312.4	1,150.3	1,068.5

Total Moody's Corporation revenue	$865.9	$877.5	$3,484.5	$3,334.3

Moody's Corporation revenue by geographic area

United States	$481.2	$478.7	$2,009.0	$1,814.5
International	384.7	398.8	1,475.5	1,519.8

	$865.9	$877.5	$3,484.5	$3,334.3

Table 3 - Non-operating (Expense) Income, Net

	Three Months Ended		Year Ended
	December 31,		December 31,

	2015	2014	2015	2014
Amounts in millions

Interest (expense) / income, net:
Expense on borrowings (a)	$(31.8)	$(28.3)	$(120.6)	$(118.4)
Income	2.7	1.6	9.7	6.7
Legacy Tax (b)	-	-	0.7	0.7
UTPs and other tax related liabilities(c)	1.0	(2.6)	(5.3)	(5.8)
Interest capitalized	-	-	0.4	-
Total interest (expense) income, net	$(28.1)	$(29.3)	$(115.1)	$(116.8)
Other non-operating (expense) income, net:
FX gain/(loss)	$3.6	$18.8	$1.1	$20.3
Legacy Tax (b)	-	-	6.4	6.4
Joint venture income (loss)	3.0	1.7	11.8	9.6
Other	0.7	(0.1)	2.0	(0.4)
Other non-operating (expense) income, net	7.3	20.4	21.3	35.9
ICRA Gain	-	-	-	102.8
Total non-operating (expense) income, net	$(20.8)	$(8.9)	$(93.8)	$21.9

(a) The full-year 2014 amount includes approximately $11M in net costs related to the prepayment of the Series 2005-1 Notes.
(b) Reflects the favorable resolution of legacy tax matters.
(c) The 2015 amounts include benefits from the resolution of certain domestic and international tax matters.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited)

	December 31,	December 31,
	2015	2014
Amounts in millions

Cash and cash equivalents	$1,757.4	$1,219.5
Short-term investments	474.8	458.1
Total current assets	3,243.1	2,686.4
Non-current assets	1,880.3	1,982.6
Total assets	5,123.4	4,669.0
Total current liabilities	1,218.5	1,199.7
Total debt (1)	3,401.0	2,547.3
Other long-term liabilities	836.9	879.1
Total shareholders' (deficit) equity *	(333.0)	42.9
Total liabilities and shareholders' equity	5,123.4	4,669.0

Actual number of shares outstanding	196.1	204.4

* The decrease primarily reflects share repurchases and FX translation losses partially offset by net income in 2015.

	December 31,	December 31,
(1) Total debt consists of the following:	2015	2014
Series 2007-1 Notes due 2017	300.0	300.0
2010 Senior Notes due 2020 (a)	507.8	503.8
2012 Senior Notes due 2022 (b)	497.2	496.9
2013 Senior Notes due 2024 (c)	497.7	497.5
2014 Senior Notes due 2019 (d)	451.8	450.7
2014 Senior Notes due 2044 (e)	603.4	298.4
2015 Senior Notes due 2027 (f)	543.1	-
Total debt	$3,401.0	$2,547.3

(a) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount and include a $9.4 million and a $5.8 million adjustment relating to the fair value of an interest rate hedge at December 31, 2015 and 2014, respectively.

(b) Represents $500 million of 4.5% publicly traded Senior Notes which mature on September 1, 2022; the notes were offered to the public at 99.218% of the face amount.

(c) Represents $500 million of 4.9% publicly traded Senior Notes which mature on February 15, 2024; the notes were offered to the public at 99.431% of the face amount.

(d) Represents $450 million of 2.75% publicly traded Senior Notes which mature on July 15, 2019; the notes were offered to the public at 99.838% of the face amount and include a $2.3 million and a $1.4 million adjustment relating to the fair value of an interest rate hedge at December 31, 2015 and 2014, respectively.

(e) Represents $600 million of 5.25% publicly traded Senior Notes which mature on July 15, 2044; the initial $300 million issuance of the notes in 2014 were offered to the public at 99.462% of the face amount; the additional $300 million issuance in 2015 were offered to the public at 101.663% of the face amount.

(f) Represents €500 million of 1.75% publicly traded Senior Notes which mature on March 9, 2027.

Table 5 - Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization.

	Three Months Ended December 31,
	2015				2014
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$568.6	$324.7	$(27.4)	$865.9	$587.0	$315.6	$(25.1)	$877.5
Operating, selling, general and administrative	283.9	247.6	(27.4)	504.1	292.6	238.3	(25.1)	505.8
Adjusted operating income	284.7	77.1	-	361.8	294.4	77.3	-	371.7

Depreciation and amortization	17.3	11.4	-	28.7	15.0	12.0	-	27.0
Operating income	$267.4	$65.7	$-	$333.1	$279.4	$65.3	$-	$344.7
Adjusted operating margin	50.1%	23.7%		41.8%	50.2%	24.5%		42.4%
Operating margin	47.0%	20.2%		38.5%	47.6%	20.7%		39.3%

	Year Ended December 31,
	2015				2014
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$2,427.7	$1,163.4	$(106.6)	$3,484.5	$2,353.4	$1,081.8	$(100.9)	$3,334.3
Operating, selling, general and administrative	1,120.3	883.9	(106.6)	1,897.6	1,076.2	824.3	(100.9)	1,799.6
Adjusted operating income	1,307.4	279.5	-	1,586.9	1,277.2	257.5	-	1,534.7

Depreciation and amortization	66.0	47.5	-	113.5	49.4	46.2	-	95.6
Operating income	$1,241.4	$232.0	$-	$1,473.4	$1,227.8	$211.3	$-	$1,439.1
Adjusted operating margin	53.9%	24.0%		45.5%	54.3%	23.8%		46.0%
Operating margin	51.1%	19.9%		42.3%	52.2%	19.5%		43.2%

Table 6 - Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes, shelf registrations and other non-rating subscription based revenue. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription based revenues. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and outsourced research and analytical engagements.

Transaction and Relationship Revenue

	Three Months Ended December 31,
	2015			2014
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$160.8	$85.3	$246.1	$175.7	$87.6	$263.3
	65%	35%	100%	67%	33%	100%

Structured Finance	$76.0	$38.1	$114.1	$78.5	$40.0	$118.5
	67%	33%	100%	66%	34%	100%

Financial Institutions	$35.2	$56.7	$91.9	$27.6	$57.7	$85.3
	38%	62%	100%	32%	68%	100%

Public, Project and Infrastructure Finance	$47.8	$37.4	$85.2	$52.8	$37.3	$90.1
	56%	44%	100%	59%	41%	100%

MIS Other	$2.8	$4.5	$7.3	$3.8	$4.1	$7.9
	38%	62%	100%	48%	52%	100%

Total MIS	$322.6	$222.0	$544.6	$338.4	$226.7	$565.1
	59%	41%	100%	60%	40%	100%

Moody's Analytics	$97.7	$223.6	$321.3	$95.6	$216.8	$312.4
	30%	70%	100%	31%	69%	100%

Total Moody's Corporation	$420.3	$445.6	$865.9	$434.0	$443.5	$877.5
	49%	51%	100%	49%	51%	100%

	Year Ended December 31,
	2015			2014
	Transaction	Relationship	Total	Transaction	Relationship	Total

Corporate Finance	$768.8	$343.9	$1,112.7	$782.0	$327.3	$1,109.3
	69%	31%	100%	70%	30%	100%

Structured Finance	$287.9	$161.2	$449.1	$264.8	$161.7	$426.5
	64%	36%	100%	62%	38%	100%

Financial Institutions	$136.6	$229.0	$365.6	$123.8	$230.9	$354.7
	37%	63%	100%	35%	65%	100%

Public, Project and Infrastructure Finance	$225.9	$150.5	$376.4	$208.9	$148.4	$357.3
	60%	40%	100%	58%	42%	100%

MIS Other	$13.2	$17.2	$30.4	$3.8	$14.2	$18.0
	43%	57%	100%	21%	79%	100%

Total MIS	$1,432.4	$901.8	$2,334.2	$1,383.3	$882.5	$2,265.8
	61%	39%	100%	61%	39%	100%

Moody's Analytics	$296.9	$853.4	$1,150.3	$283.2	$785.3	$1,068.5
	26%	74%	100%	27%	73%	100%

Total Moody's Corporation	$1,729.3	$1,755.2	$3,484.5	$1,666.5	$1,667.8	$3,334.3
	50%	50%	100%	50%	50%	100%

Non-GAAP Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as "non-GAAP financial measures" as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's performance, facilitate comparisons to competitors' operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Table 7 - Non-GAAP Diluted Earnings Per Share Attributable to Moody's Common Shareholders:

The Company presents this non-GAAP measure to exclude the impact of the ICRA Gain as well as benefits from the resolution of Legacy Tax Matters to allow for a more meaningful comparison of Moody’s diluted earnings per share from period to period. Below is a reconciliation of this measure to its most directly comparable US GAAP amount:

	Year Ended December 31,
	2015	2014
Diluted EPS - GAAP	$4.63	$4.61
ICRA Gain	-	(0.37)
Legacy Tax	(0.03)	(0.03)
Diluted EPS - Non-GAAP	$4.60	$4.21

Table 8 - Adjusted Operating Income and Adjusted Operating Margin:

The table below reflects a reconciliation of the Company’s operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income excluding depreciation and amortization. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Management believes that the exclusion of this item, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Operating income	$333.1	$344.7	$1,473.4	$1,439.1
Depreciation & amortization	28.7	27.0	113.5	95.6
Adjusted operating income	$361.8	$371.7	$1,586.9	$1,534.7
Operating margin	38.5%	39.3%	42.3%	43.2%
Adjusted operating margin	41.8%	42.4%	45.5%	46.0%

	Year Ended December 31,
	2016
Operating Margin Guidance	Approximately 42%
Depreciation and amortization	Approximately 3%
Adjusted Operating Margin Guidance	Approximately 45%

Table 9 – Free Cash Flow

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

		Year Ended December 31,
		2015	2014
Net cash flows from operating activities		$1,154.0	$1,018.6
Capital additions		(89.0)	(74.6)
Free cash flow		$1,065.0	$944.0
Net cash used in investing activities		$(92.4)	$(564.9)
Net cash provided by (used in) financing activities		$(461.0)	$(1,064.5)

	Year Ended December 31,
	2016
Net cash flow from operating activities guidance	Approximately $1.2 Billion
Capital additions	$125 - $135 million
Free cash flow guidance	Approximately $1.1 Billion

Table 10 - Constant Currency Measures:

The Company presents revenue and operating income growth on a constant currency basis because management deems this metric to be a useful measure of assessing the operations of the Company in times of foreign exchange rate volatility. Constant currency measures exclude the impact of changes in foreign exchange rates on operating results. The Company calculates the dollar impact of foreign exchange as the difference between the translation of its current period non-USD functional currency results using prior comparative period weighted average foreign exchange translation rates and current year as reported results. Growth rates on a constant currency basis are determined based on the difference between current period revenue and operating income translated using prior period comparative weighted average exchange rates and prior period as reported results divided by prior as reported results. Below is a reconciliation of the Company’s as reported revenue and operating income changes to the changes on a constant currency basis:

Three Months Ended December 31, 2015
	CFG		SFG		FIG		PPIF		Total MIS		MIS Non-US
	Revenue		Revenue		Revenue		Revenue		Revenue		Revenue
	$	%	$	%	$	%	$	%	$	%	$	%
Reported change	(17.2)	(7%)	(4.4)	(4%)	6.6	8%	(4.9)	(5%)	(20.5)	(4%)	(15.1)	(7%)
FX impact	7.0	3%	4.8	4%	4.3	5%	3.0	3%	19.4	4%	19.7	9%
Constant currency change	(10.2)	(4%)	0.4	-	10.9	13%	(1.9)	(2%)	(1.1)	-	4.6	2%

	RD&A		ERS		PS		Total MA		MA Non-US
	Revenue		Revenue		Revenue		Revenue		Revenue
	$	%	$	%	$	%	$	%	$	%
Reported change	11.9	8%	1.1	1%	(4.1)	(10%)	8.9	3%	1.0	1%
FX impact	4.2	3%	4.3	3%	1.5	4%	10.0	3%	10.0	5%
Constant currency change	16.1	11%	5.4	4%	(2.6)	(6%)	18.9	6%	11.0	6%

	MCO		MCO Non-US		MCO
	Revenue		Revenue		Operating Income
	$	%	$	%	$	%
Reported change	(11.6)	(1%)	(14.1)	(4%)	(11.6)	(3%)
FX impact	29.4	3%	29.7	8%	15.7	4%
Constant currency change	17.8	2%	15.6	4%	4.1	1%

	Year Ended December 31, 2015
	MCO		MCO		MCO Non-US
	Revenue		Operating Income		Revenue
	$	%	$	%	$	%
Reported change	150.2	5%	34.3	2%	(44.3)	(3%)
FX impact	149.5	4%	75.9	6%	145.8	10%
Constant currency change	299.7	9%	110.2	8%	101.5	7%

	Total MIS		MIS Non-US		Total MA		MA Non-US
	Revenue		Revenue		Revenue		Revenue
	$	%	$	%	$	%	$	%
Reported change	68.4	3%	(64.9)	(7%)	81.8	8%	20.6	3%
FX impact	102.2	5%	99.1	11%	47.3	4%	46.7	8%
Constant currency change	170.6	8%	34.2	4%	129.1	12%	67.3	11%

Table 11 - 2016 Outlook

Moody’s outlook for 2016 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. These assumptions are subject to some degree of uncertainty, and results for the year could differ materially from our current outlook. Moody’s guidance, which is presented in the table below, assumes foreign currency translation at end-of-quarter exchange rates with the exception of the British pound (£) and the euro (€) which assume foreign currency translation of $1.42 to £1 and $1.09 to €1, respectively.

Full Year 2016 Moody's Corporation Guidance as of February 5, 2016
MOODY'S CORPORATION
Revenue	growth in the mid-single-digit percent range
Operating expense	growth in the mid-single-digit percent range
Depreciation & amortization	Approximately $130 million
Operating margin	Approximately 42%
Adjusted Operating margin	Approximately 45%
Effective tax rate	32% - 32.5%
EPS	$4.75 to $4.85
Capital expenditures	$125 - $135 million
Free cash flow	Approximately $1.1 billion
Share repurchases	Approximately $1 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)
Full Year 2016 Revenue Guidance as of February 5, 2016
MIS
MIS global	growth in the mid-single-digit percent range
MIS US	growth in the mid-single-digit percent range
MIS non-US	growth in the mid-single-digit percent range
CFG	flat
SFG	growth in the high-single-digit percent range
FIG	growth in the mid-single-digit percent range
PPIF	growth in the high-single-digit percent range
MA
MA global	growth in the mid-single-digit percent range
MA US	growth in the high-single-digit percent range
MA non-US	flat
RD&A	growth in the mid-single-digit percent range
ERS	growth in the low-single-digit percent range
PS	decline in low single-digit percent range

CONTACT:
Michael Adler
Senior Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com
or
Salli Schwartz
Global Head of Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com